Exhibit 10.16
Summary of Director Stock Options

This summary describes stock options that have been issued to individuals serving as non-employee directors of Republic Bancorp, Inc. and/or its subsidiary, Republic Bank & Trust Company, at year-end 1996. The Human Resources/Compensation Committee of Republic Bank & Trust Company approved the options at a meeting held on February 11, 1997. The Board of Directors of Republic Bancorp, Inc. recently ratified the options.

Options to purchase a total of 38,000 shares of Class A Common Stock have been granted to these directors.

The terms of the stock options are contained in the stock option agreements executed with the individual directors at the time the stock options were granted. In general, these terms are:

EXERCISE PRICE: $6.00 per share (as adjusted for a stock split effective July 1,
1998)

VESTING: The option can be exercised for one-half of the optioned shares between February 1, 2002 and January 31, 2003 and the remaining one-half of the optioned shares between February 1, 2003 and January 31, 2004.

TERMINATION: The option can be exercised by a director's estate for a period of six months following death. The option will not terminate at the time a director ceases being a director.

In addition, the stock options are also subject to the same terms and conditions as contained in the 1995 Stock Option Plan of Republic Bancorp, Inc.